Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-3 of our report dated March 31, 2025 with respect to the audited consolidated financial statements of Endra Life Sciences Inc. (the “Company”) as of and for the years ended December 31, 2024 and 2023.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
Houston, Texas

November 6, 2025